UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016
VESTIN REALTY MORTGAGE II, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125121	61-1502451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 29, 2016, Vestin Realty Mortgage II, Inc. (“VRTB”) closed on the sale of its interest in three office buildings that it owned with Vestin Realty Mortgage I, Inc. (“VRTA”) through various subsidiaries.  The first building was owned by Building C, LLC and is located at 8930 West Sunset Road, Las Vegas, Nevada (the “8930 Building”).  The second building was owned by SE Property Investments, LLC and is located at 8905 West Post Road, Las Vegas, Nevada (the “8905 Building”) and the third building was owned by Execusuite Properties, LLC and is located at 8945 West Post Road, Las Vegas, Nevada (the “8945 Building”).

The sales price for the 8930 Building is $12,100,000 less the current debt on the property of $8,138,565.66, which was assumed by the purchaser for a net of $3,961,434.34 of which VRTB’s share is $2,852,232.72.  The sales price for the 8905 Building is $5,600,000 less the current debt on the property of $3,311,096.38, which was assumed by the purchaser for a net of $2,288,903.62 of which VRTB’s share is $1,648,010.61.  The sales price for the 8945 Building is $5,000,000 less the current debt on the property of $3,015,910.14, which was assumed by the purchaser for a net of $1,984,089.86 of which VRTB’s share is $1,428,544.70.

VRTB and VRTA, through its subsidiaries, has the right, for a period of one year from the Closing Date, to repurchase one or more of the buildings at a price equal to (i) the sales price for each building, plus (ii) $65,000 for the 8930 Building, $30,000 for the 8905 Building and $30,000 for the 8945 Building, plus (iii) twelve percent less any profit realized by the purchaser of the building being repurchased.

Each purchaser is managed by Stable Development, LLC, a limited liability company owned and managed by Lance Bradford.  Mr. Bradford is the President of MVP REIT, Inc., whose advisor, MVP Realty Advisors, LLC is wholly owned by VRTB and VRTA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE II, INC.

By: Vestin Mortgage, LLC., its sole manager

By: /s/ Tracee Gress
Tracee Gress
Chief Financial Officer

Date: February 3, 2016